October 15, 2007

The Student Loan Corporation Announces
 Third Quarter Earnings

Stamford, CT: The Student Loan Corporation (NYSE:STU) today reported net income of $25 million ($1.25 per share) for the third quarter of 2007, a decrease of $53 million (68%) compared to net income of $78 million ($3.89 per share) for the same period of 2006.  This decrease was primarily related to a $2.2 billion reduction in loan sales and securitizations during the third quarter of 2007 compared to the same period in 2006 as well as an $11 million after tax impact related to the enactment of the College Cost Reduction and Access Act (the Act).

“We have a framework for securitization that builds around regular issuance of benchmark transactions. In the third quarter, after careful assessment of prevailing extreme market conditions, we elected to postpone our planned securitization activity,” said CEO Mike Reardon.

During the twelve-month period ended September 30, 2007, the Company’s managed student loan portfolio grew by $2.8 billion (8%) to $36.1 billion reflecting the Company’s continued strong origination performance.  The managed portfolio includes $23.4 billion of Company owned loan assets and $12.7 billion of loans held in securitization trusts. Third quarter originations included retail FFELP Stafford and PLUS originations of $1.7 billion, a 27% increase from the same period last year. The Company also made new CitiAssist Loan commitments of $0.6 billion, down 10% compared to the same period last year, due largely to the shift in volume to the Graduate PLUS loan product which was introduced last year.  Loan consolidation and other secondary market activities contributed approximately $0.9 billion of loans to the Company’s student loan portfolio during the 2007 third quarter.

“We continued to gain market share this quarter with exceptional growth in FFELP Stafford and PLUS retail originations,” said CEO Mike Reardon, “leaving us well-positioned to take advantage of opportunities arising from industry fallout due to the recent regulatory changes.”

Current quarter results include a $9 million pre-tax increase in the provision for loan losses and a $10 million pre-tax decrease in the fair market value of residual interests, directly resulting from the Act’s elimination of the Exceptional Performer program effective October 1, 2007.  The passage of the Act will also have an adverse impact to the Company’s future overall profitability.

Net interest income of $100 million for the third quarter of 2007 was $2 million, or 2% higher than the same period of 2006.  Third quarter net interest margin was 1.71%, an increase of 17 basis points from the third quarter of 2006. These increases were primarily driven by decreases in amortization of deferred costs and increased accretion on retained interests, partially offset by an overall decrease in interest rates on student loan assets.

The Company’s other income of $6 million for the third quarter of 2007 was $73 million lower than the same period of 2006. This decrease was primarily attributable to the Company’s decision to postpone its securitization activity.  This decrease was also affected by a decline in the fair market value of residual interests, which was driven by the regulatory changes described above as well as turbulence in asset-backed securities markets.

The Company’s operating expense ratio (total operating expenses as a percentage of average managed student loans) for the third quarter of 2007 was 0.49%, a decrease of four basis points from the same period in 2006. Total operating expenses were $44 million for the third quarter of 2007, which was unchanged from the same period in 2006 despite an overall 8% increase in the Company’s managed loan portfolio.

The Company’s third quarter 2007 allowance for loan losses of $28 million was $16 million greater than the third quarter 2006 allowance. This increase was primarily driven by Act’s elimination of the Exceptional Performer program as well as continued seasoning of the CitiAssist portfolio.

The Company’s third quarter return on average equity decreased to 6.2% from 20.8% in the third quarter of 2006, due primarily to lower earnings.

On October 11, 2007, the Company’s Board of Directors declared a regular quarterly dividend on the Company’s common stock of $1.43 per share.  The dividend will be paid December 3, 2007 to shareholders of record on November 15, 2007.

The Student Loan Corporation is one of the nation’s leading originators and holders of FFELP program and private education loans.  Citibank, N.A., a subsidiary of Citigroup Inc., is the largest shareholder in the Company with an 80% interest.

For information or inquiries regarding student loan accounts, please call 1-800-967-2400.  Hearing impaired customers with Telecommunication Devices for the Deaf (TDD) may call 1-800-846-1298.  Information is also available on the Company’s Web site at http://www.studentloan.com.

FORWARD-LOOKING STATEMENTS

Certain statements in this document are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in the Company’s filings with the Securities and Exchange Commission.

Press Contact:	Mark Rodgers	212-559-1719
Investor Relations:	Brad Svalberg	203-975-6320

THE STUDENT LOAN CORPORATION
CONSOLIDATED BALANCE SHEET
(Dollars in thousands, except per share amounts)

	(Unaudited) September 30,	December 31,	(Unaudited) September 30,
	2007	2006	2006
ASSETS
Federally insured student loans	$16,685,148	$17,184,133	$16,675,850
Private education loans	3,112,925	3,072,394	3,647,499
Deferred origination and premium costs	615,604	632,872	662,049
Allowance for loan losses	(27,630)	(14,197)	(11,377)
Student loans, net	20,386,047	20,875,202	20,974,021
Other loans and lines of credit	90,594	76,117	104,816
Loans held for sale	2,943,978	323,041	2,614,727
Cash	4,578	6,570	27
Residual interests in securitized loans	564,729	546,422	382,963
Other assets	1,079,390	809,251	895,761

Total Assets	$25,069,316	$22,636,603	$24,972,315

LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term borrowings, payable to principal stockholder	$16,655,700	$11,136,800	$11,384,800
Long-term borrowings, payable to principal stockholder	6,100,000	9,200,000	11,200,000
Deferred income taxes	248,560	287,641	290,289
Other liabilities	455,388	458,861	578,431

Total Liabilities	23,459,648	21,083,302	23,453,520

Common stock, $0.01 par value; authorized 50,000,000 shares;
20,000,000 shares issued and outstanding	200	200	200
Additional paid-in capital	141,350	141,324	141,312
Retained earnings	1,468,118	1,410,968	1,375,932
Accumulated other changes in equity from nonowner sources	-	809	1,351

Total Stockholders' Equity	1,609,668	1,553,301	1,518,795

Total Liabilities and Stockholders' Equity	$25,069,316	$22,636,603	$24,972,315

THE STUDENT LOAN CORPORATION
CONSOLIDATED STATEMENT OF INCOME
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006
NET INTEREST INCOME
Interest income	$398,675	$420,366	$1,177,996	$1,227,924
Interest expense	298,345	321,962	881,032	907,234
Net interest income	100,330	98,404	296,964	320,690
Provision for loan losses	(21,419)	(7,065)	(35,842)	(18,506)
Net interest income after provision for loan losses	78,911	91,339	261,122	302,184

OTHER INCOME
Gains on loans securitized	-	75,163	48,548	144,236
Gains on loans sold	15,815	5,904	36,081	26,103
Fees and other (loss) income	(10,052)	(2,433)	14,231	16,963
Total other income	5,763	78,634	98,860	187,302

OPERATING EXPENSES
Salaries and employee benefits	15,202	14,969	45,772	41,128
Other expenses	28,776	29,023	88,155	80,811
Total operating expenses	43,978	43,992	133,927	121,939

Income before income taxes	40,696	125,981	226,055	367,547
Income taxes	15,695	48,170	86,514	141,771
NET INCOME	$25,001	$77,811	$139,541	$225,776

DIVIDENDS DECLARED AND PAID	$28,600	$26,000	$83,200	$73,600

BASIC AND DILUTED EARNINGS
PER COMMON SHARE
(based on 20 million average shares outstanding)	$1.25	$3.89	$6.98	$11.29

DIVIDENDS DECLARED AND PAID PER COMMON SHARE	$1.43	$1.30	$4.16	$3.68

Certain prior period balances have been reclassified to conform to the current period’s presentation.